UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

PROXY STATEMENT

PURSUANT TO SECTION 14(A) OF THE SECURITIES EXCHANGE ACT OF 1934

(Amendment No. )

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VERRA MOBILITY CORPORATION

(Name of Registrant as Specified In Its Charter)

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Verra Mobility Corporation

1150 North Alma School Road

Mesa, Arizona 85201

Notice of Annual Meeting of Stockholders

To Be Held On June 25, 2019 at 9:00 a.m. Mountain Standard Time

Dear Stockholder:

On behalf of the board of directors (the “Board”) of Verra Mobility Corporation, it is our pleasure to invite you to attend the 2019 annual meeting of stockholders. The annual meeting will be held at our headquarters located at 1150 North Alma School Road, Mesa, Arizona 85201, on Tuesday, June 25, 2019 at 9:00 a.m. Mountain Standard Time, for the following purposes, as more fully described in the accompanying proxy statement:

1.	To elect two Class I directors, Cynthia Russo and Douglas Davis, to serve on our Board until our 2022 annual meeting of stockholders;
2.	To ratify the selection of Ernst & Young LLP as our independent registered public accounting firm for our fiscal year ending December 31, 2019; and
3.	To conduct any other business properly brought before the meeting.

These items of business are more fully described in the proxy materials accompanying this notice.

The record date for the annual meeting is May 6, 2019. Only stockholders of record of our Class A common stock at the close of business on the record date may vote at the annual meeting or any adjournment thereof.

On or about May 15, 2019, we expect to mail to our stockholders a Notice of Internet Availability of Proxy Materials (the “Notice”), containing instructions on how to access our proxy statement and annual report. The Notice provides instructions on how to vote via the Internet or by telephone and includes instructions on how to receive a paper copy of our proxy materials by mail. The accompanying proxy statement and our annual report can be accessed directly at the following Internet address: www.proxyvote.com. You will be asked to enter the sixteen-digit control number located on your Notice or proxy card.

You are cordially invited to attend the annual meeting. Your vote is important. Whether or not you expect to attend the annual meeting, we urge you to vote and submit your proxy by following the voting procedures described in the proxy card. Even if you have voted by proxy, you may still vote during the annual meeting. Please note, however, that if your shares are held of record by a broker, bank or other agent and you wish to vote during the annual meeting, you must follow the instructions from your broker, bank or other agent.

By order of the Board,

/s/ Jacob Kotzubei

Jacob Kotzubei

Chairman of the Board

Mesa, Arizona

May 9, 2019

Questions and Answers

About these Proxy Materials, Voting and the Annual Meeting

The information provided below is for your convenience only and is merely a summary of the information contained in this proxy statement (this “Proxy Statement”). You should read this entire Proxy Statement carefully before casting your vote. Information contained on, or that can be accessed through, our website is not intended to be incorporated by reference into this Proxy Statement and references to our website addressed in this Proxy Statement are inactive textual references only. The use of the terms “Verra Mobility,” “we,” “us,” “our,” or the “Company,” as applicable, refers to Verra Mobility Corporation and, where appropriate, its subsidiaries.

Why am I receiving these materials?

Our board of directors (our “Board”) has made these materials available to you on the internet, or, upon your request, has delivered printed proxy materials to you, in connection with the solicitation of proxies for use at Verra Mobility Corporation’s 2019 annual meeting of stockholders (the “Annual Meeting”), which will take place on Tuesday, June 25, 2019 at 9:00 a.m. Mountain Standard Time (“MST”) at 1150 North Alma School Road, Mesa, Arizona 85201. You are invited to attend the Annual Meeting if you are a stockholder as of the close of business on May 6, 2019, the record date for the Annual Meeting (the “Record Date”), or hold a valid proxy for the Annual Meeting. If you are a holder of our Class A common stock (our “Class A Common Stock”) as of the Record Date, you are requested to vote on the proposals described in this Proxy Statement.

What is a proxy?

A proxy means that you authorize persons selected by us to vote your shares at our Annual Meeting in the way that you instruct. All shares represented by valid proxies that are received and not revoked before our Annual Meeting will be voted at our Annual Meeting in accordance with the stockholders’ specific voting instructions.

Why did I receive a notice regarding the availability of proxy materials on the internet?

We have elected to provide access to our proxy materials over the internet. Accordingly, we will send you a Notice of Internet Availability of Proxy Materials (the “Notice”) because our Board is soliciting your proxy to vote at the Annual Meeting, including at any adjournments or postponements thereof. All stockholders will have the ability to access the proxy materials on the website referred to in the Notice or to request a printed set of the proxy materials. Instructions on how to access the proxy materials over the internet or to request a printed copy may be found in the Notice.

We expect to mail the Notice on or about May 15, 2019 to all stockholders of record entitled to vote at the meeting.

What information is contained in this Proxy Statement?

This Proxy Statement includes information about the nominees for directors and other matters to be voted on at our Annual Meeting. It also explains the voting process and requirements; describes the compensation of our principal executive officer, principal financial officer and our other most highly compensated executive officers; describes the compensation of our directors; and provides certain other information that the Securities and Exchange Commission (“SEC”) rules require.

What should I do with these materials?

Please carefully read and consider the information contained in this Proxy Statement and then vote your shares as soon as possible to ensure that your shares will be represented at our Annual Meeting. You may vote your shares prior to our Annual Meeting even if you plan to attend our Annual Meeting.

How do I attend and participate in the Annual Meeting?

If you plan to attend the Annual Meeting in person you must present valid photo identification, such as a driver’s license or passport, for admittance. If you are not a stockholder of record but hold shares as a beneficial owner in “street name,” you must also provide proof of beneficial ownership as of the Record Date, such as your most recent account statement prior to May 6, 2019, a copy of the voting instruction form provided by your broker, bank, trustee, or nominee, or other similar evidence of ownership. If you do not provide photo identification or comply with the other procedures outlined above, you will not be admitted to the Annual Meeting.

Who can vote at the Annual Meeting?

Only stockholders of record at the close of business on the Record Date will be entitled to vote at the Annual Meeting. As of May 6, 2019, there were 158,556,642 shares of our Class A Common Stock outstanding and entitled to vote.

Stockholder of Record: Shares Registered in Your Name

If, on May 6, 2019, your shares of Class A Common Stock are registered directly in your name with our transfer agent, Continental Stock Transfer and Trust Company, then you are a stockholder of record. As a stockholder of record, you may vote online during the meeting or vote by proxy. Whether or not you plan to attend the meeting, we urge you to vote by proxy to ensure your vote is counted.

Beneficial Owner: Shares Registered in the Name of a Broker or Bank

If, on May 6, 2019, your shares of Class A Common Stock are held, not in your name, but rather in an account at a brokerage firm, bank, dealer or other similar organization, then you are the beneficial owner of shares held in “street name” and the Notice will be forwarded to you by that organization. The organization holding your account is considered to be the stockholder of record for purposes of voting at the Annual Meeting. As a beneficial owner, you have the right to direct your broker or other agent regarding how to vote the shares in your account. You are also invited to attend the Annual Meeting. Since you are not the stockholder of record, you may vote your shares online during the meeting only by following the instructions from your broker, bank or other agent.

What matters am I voting on?

There are two matters scheduled for a vote. The following table sets forth a description of each of the proposals you are being asked to vote on, how you may vote on each proposal and how our Board recommends that you vote on each proposal.

Proposal	Description	How May I Vote?	How Does our Board Recommend That I Vote?
Proposal 1	Elect two Class I directors, Cynthia Russo and Douglas Davis, to hold office until the 2022 annual meeting of stockholders.	You may either vote FOR each nominee to serve as a Class I director or WITHHOLD with respect to each nominee.	Our Board recommends a vote FOR each of the Class I director nominees.
Proposal 2	Ratify our Board’s appointment of Ernst & Young LLP (“E&Y”) as our independent registered public accounting firm for the fiscal year ending December 31, 2019.	You may vote FOR or AGAINST or you may ABSTAIN from voting.	Our Board recommends a vote FOR the ratification of E&Y as our independent registered public accounting firm for the fiscal year ending December 31, 2019.

What if another matter is properly brought before the Annual Meeting?

Our Board knows of no other matters that will be presented for consideration at the Annual Meeting. If any other matters are properly brought before the Annual Meeting, it is the intention of the persons named in the accompanying proxy to vote on those matters in accordance with their best judgment.

How do I vote?

The procedures for voting are as follows:

Stockholder of Record: Shares Registered in Your Name

If you are a stockholder of record, you may vote in person during the Annual Meeting or vote by proxy through the internet, over the telephone, or using a proxy card that you may request. Whether or not you plan to attend the Annual Meeting, we urge you to vote by proxy to ensure your vote is counted. Even if you have submitted a proxy before the Annual Meeting, you may still attend and vote during the Annual Meeting. In such case, your previously submitted proxy will be disregarded.

▪	You may vote your shares held in your name as the stockholder of record in person at the Annual Meeting.
▪	To vote online before the Annual Meeting, go to www.proxyvote.com.
▪	To vote by toll-free telephone at 1-800-690-6903 (be sure to have your Notice or proxy card in hand when you call).
▪	To vote by mail, simply complete, sign and date the proxy card or voting instruction card, and return it promptly in the envelope provided.

If we receive your vote by internet or phone or your signed proxy card prior to 11:59 p.m. MST the day before the Annual Meeting, we will vote your shares as you direct.

To vote, you will need the control number. The control number will be included in the Notice or on your proxy card if you are a stockholder of record of shares of Class A Common Stock, or included with your voting instructions received from your broker, bank or other agent if you hold your shares of Class A Common Stock in a “street name”.

Beneficial Owner: Shares Registered in the Name of Broker or Bank

If you are a beneficial owner of shares registered in the name of your broker, bank or other agent, you should have received a Notice containing voting instructions from that organization rather than from us. Simply follow the voting instructions in the Notice to ensure that your vote is counted. To vote online during the Annual Meeting, you must follow the instructions from your broker, bank or other agent.

Internet proxy voting is provided to allow you to vote your shares online, with procedures designed to ensure the authenticity and correctness of your proxy vote instructions. Please be aware that you must bear any costs associated with your internet access.

Can I change my vote?

Yes. Subject to the voting deadlines above, if you are a stockholder of record, you may revoke your proxy at any time before the close of voting using one of the following methods:

▪	You may submit another properly completed proxy card with a later date.
▪	You may grant a subsequent proxy by telephone or through the internet.
▪	You may send a written notice that you are revoking your proxy to our Secretary.
▪	You may attend and vote during the Annual Meeting. However, simply attending the Annual Meeting will not, by itself, revoke your proxy.

If your shares are held by your broker or bank as a nominee or agent, you should follow the instructions provided by such party.

What happens if I do not vote?

Stockholder of Record: Shares Registered in Your Name

If you are a stockholder of record and do not vote during the Annual Meeting, or through the internet, by telephone or by completing your proxy card before the Annual Meeting, your shares will not be voted.

Beneficial Owner: Shares Registered in the Name of a Broker or Bank

Broker non-votes occur when shares held by a broker for a beneficial owner are not voted either because (i) the broker did not receive voting instructions from the beneficial owner or (ii) the broker lacked discretionary authority to vote the shares. Abstentions represent a stockholder’s affirmative choice to decline to vote on a proposal, and occur when shares present at the meeting are marked “ABSTAIN.” Broker non-votes and abstentions are counted for purposes of determining whether a quorum is present but have no effect on the outcome of matters voted.

A broker has discretionary authority to vote shares held for a beneficial owner on “routine” matters without instructions from the beneficial owner of those shares. On the other hand, absent instructions from the beneficial owner of such shares, a broker is not entitled to vote shares held for a beneficial owner on “non-routine” matters.

Proposal 1, the election of our Class I directors, is a non-routine matter, so your broker or nominee may not vote your shares on Proposal 1 without your instructions. Proposal 2, the ratification of E&Y as our independent registered public accounting firm for the fiscal year ending December 31, 2019, is a routine matter, so your broker or nominee may vote your shares on Proposal 2 even in the absence of your instruction.

Please instruct your bank, broker or other agent to ensure that your vote will be counted.

What if I return a proxy card or otherwise vote but do not make specific choices?

If you return a signed and dated proxy card or otherwise vote but do not make specific choices, your shares will be voted FOR the election of the nominees for Class I director, and FOR the ratification of the selection of E&Y as our independent registered public accounting firm. If any other matter is properly presented at the meeting, your proxyholder (one of the individuals named on your proxy card) will vote your shares using his or her best judgment.

How many votes do I have?

Each holder of Class A Common Stock will have the right to one vote per share of Class A Common Stock.

How many votes are needed to approve each proposal?

The following table sets forth the voting requirements with respect to each of the proposals:

Proposal	Description	Voting Requirement
Proposal 1	Elect two Class I directors, Cynthia Russo and Douglas Davis, to hold office until the 2022 annual meeting of stockholders.

Each Class I director must be elected by a plurality of the votes cast. A plurality means that the nominees with the largest number of FOR votes are elected as directors up to the maximum number of directors to be elected at the Annual Meeting. A WITHHOLD vote will have no effect on the vote.

Proposal 2	Ratify our Board’s appointment of E&Y as our independent registered public accounting firm for the fiscal year ending December 31, 2019.

To be approved, this proposal must be approved by a majority of the votes cast by the stockholders present in person or by proxy, meaning that the votes cast by the stockholders FOR the approval of the proposal must exceed the number of votes cast AGAINST the approval of the proposal. If a stockholder votes to ABSTAIN, it is not counted as a vote cast and has no effect as a vote on the outcome of this proposal. If you are a beneficial owner, your broker, bank or other nominee may vote your shares on this proposal without receiving voting instructions from you.

How are votes counted?

You may either vote FOR each nominee to serve as a Class I director on our Board, or you may WITHHOLD your vote for the nominee to serve as a Class I director on our Board. For the ratification of the selection of our independent registered public accounting firm, you may vote FOR or AGAINST or you may ABSTAIN from voting. Abstentions, withheld votes, and broker non-votes are not treated as votes cast either for or against a matter, and therefore will not affect the outcome of the vote.

Who counts the votes?

We have engaged Broadridge Financial Solutions, Inc. (“Broadridge”) as our independent agent to tabulate stockholder votes. If you are a stockholder of record, and you choose to vote over the internet or by telephone, Broadridge will access and tabulate your vote electronically, and if you choose to sign and mail your proxy card, your executed proxy card is returned directly to Broadridge for tabulation. As noted above, if you hold your shares through a broker, your broker (or its agent for tabulating votes of shares held in “street name,” as applicable) returns one proxy card to Broadridge on behalf of all its clients.

Who is paying for this proxy solicitation?

We will pay for the cost of soliciting proxies. In addition to these proxy materials, our directors and employees may also solicit proxies in person, by telephone, or by other means of communication. Directors and employees will not be paid additional compensation for soliciting proxies. We may reimburse brokers, banks and other agents for the cost of forwarding proxy materials to beneficial owners.

When are stockholder proposals due for next year’s annual meeting?

Requirements for stockholder proposals to be brought before the 2020 annual meeting.

Our bylaws provide that, for stockholder director nominations or other proposals to be considered at an annual meeting, the stockholder must give timely notice thereof in writing to our Secretary at Verra Mobility Corporation, 1150 North Alma School Road, Mesa, Arizona 85201. To be timely for the 2020 annual meeting of stockholders, a stockholder’s notice must be delivered to or mailed and received by our Secretary at our principal executive offices between February 6, 2020 and March 27, 2020; provided that if the date of that annual meeting of stockholders is earlier than May 11, 2020 or later than August 9, 2020 you must give the required notice not earlier than the 120th day prior to the meeting date and not later than the 90th day prior to the meeting date or, if later, the 10th day following the day on which public disclosure of that meeting date is first made. A stockholder’s notice to the Secretary must also set forth the information required by our bylaws.

Requirements for stockholder proposals to be considered for inclusion in our proxy materials.

Stockholder proposals submitted pursuant to Rule 14a-8 under the Securities Exchange Act of 1934, as amended (the “Exchange Act”), and intended to be presented at the 2020 annual meeting of stockholders must be received by us not later than January 11, 2020 in order to be considered for inclusion in our proxy materials for that meeting.

What is the quorum requirement?

A quorum of stockholders is necessary to hold a valid meeting. A quorum will be present if stockholders holding at least a majority of the aggregate voting power of the shares of Class A Common Stock issued, outstanding and entitled to vote at the meeting are present at the meeting or represented by proxy. Your shares will be counted towards the quorum only if you submit a valid proxy (or one is submitted on your behalf by your broker, bank or other nominee) or if you attend the Annual Meeting. Abstentions and broker non-votes will be counted towards the quorum requirement. If there is no quorum, the chairperson of the meeting may adjourn the meeting to another date.

How can I find out the results of the voting at the Annual Meeting?

We expect that preliminary voting results will be announced during the Annual Meeting. In addition, final voting results will be published in a current report on Form 8-K that we expect to file within four business days after the Annual Meeting.

What does it mean if I receive more than one Notice?

If you receive more than one Notice, your shares may be registered in more than one name or in different accounts. Please follow the instructions on each Notice to ensure that all your shares are voted.

What does it mean if multiple members of my household are stockholders but we only received one Notice or full set of proxy materials in the mail?

The SEC has adopted rules that permit companies and intermediaries, such as brokers, to satisfy the delivery requirements for notices and proxy materials with respect to two or more stockholders sharing the same address by delivering a single Notice or set of proxy materials addressed to those stockholders. In accordance with a prior notice sent to certain brokers, banks, dealers or other agents, we are sending only one Notice or full set of proxy materials to those addresses with multiple stockholders unless we received contrary instructions from any stockholder at that address. This practice, known as “householding,” allows us to satisfy the requirements for delivering notices or proxy materials with respect to two or more stockholders sharing the same address by delivering a single copy of these documents. “Householding” helps to reduce our printing and postage costs, reduces the amount of mail you receive and helps to preserve the environment. If you currently receive multiple copies of the Notice or proxy materials at your address and would like to request “householding” of your communications, or you would like to revoke your consent to future “householding” mailings, please contact your broker, bank or other agent or contact us at the following address:

Verra Mobility Corporation

Attn: Investor Relations

1150 North Alma School Road

Mesa, Arizona 85201

What are the implications of being an “emerging growth company”?

We are an “emerging growth company” under applicable federal securities laws and therefore permitted to take advantage of certain reduced public company reporting requirements. As an emerging growth company, we provide in this Proxy Statement the scaled disclosure permitted under the Jumpstart Our Business Startups Act of 2012, including certain executive compensation disclosures required of a “smaller reporting company,” as that term is defined in Rule 12b-2 promulgated under the Exchange Act. In addition, as an emerging growth company, we are not required to conduct votes seeking approval, on an advisory basis, of the compensation of our named executive officers or the frequency with which such votes must be conducted. We will remain an emerging growth company until the earliest of (i) the last day of the fiscal year following the fifth anniversary of the completion of our initial public offering (the “IPO”), (ii) the last day of the first fiscal year in which our annual gross revenue is $1.07 billion or more, (iii) the date on which we have, during the previous rolling three-year period, issued more than $1 billion in non-convertible debt securities or (iv) the date on which we are deemed to be a “large accelerated filer” as defined in the Exchange Act.

Other Information

We were originally incorporated in Delaware on August 15, 2016 as Gores Holdings II, Inc. (“Gores”), as a special purpose acquisition company, formed to effect a merger, capital stock exchange, asset acquisition, stock purchase, reorganization, or other similar business combination with one or more target businesses. On January 19, 2017, Gores consummated the IPO, following which its shares began trading on the Nasdaq Capital Market (“Nasdaq”).

On October 17, 2018, pursuant to an Agreement and Plan of Merger dated June 21, 2018 as amended on August 23, 2018 by that certain Amendment No. 1 to Agreement and Plan of Merger (as amended, the “Merger Agreement”) by and among Gores, a.m. Merger Sub I, Inc., a direct, wholly-owned subsidiary of Gores (“First Merger Sub”), a.m. Merger Sub II, LLC, a direct, wholly-owned subsidiary of Gores (“Second Merger Sub”), Greenlight Holding II Corporation (“Greenlight”), and PE Greenlight Holdings, LLC (the “Platinum Stockholder”), the First Merger Sub merged with Greenlight as the surviving entity. Immediately following, and as part of the same overall transaction the Second Merger Sub merged with Greenlight, with the Second Merger Sub as the surviving entity. “Business Combination” refers to these mergers, together with the other related transactions.

At the closing of the Business Combination, Gores changed its name to “Verra Mobility Corporation” and the Second Merger Sub changed its name to “Verra Mobility Holdings, LLC.” As a result of the Business Combination, we became the owner, directly or indirectly, of all of the equity interests of Verra Mobility Holdings, LLC and its subsidiaries, including ATS Consolidated, Inc. (“ATS”, now known as VM Consolidated, Inc.). At the closing of the Business Combination, we additionally changed our trading symbols from “GSHT,” and “GSHTW,” to “VRRM” and “VRRMW.” Currently, our Class A Common Stock is listed on Nasdaq under the symbol “VRRM”, and our Public Warrants (as defined below) trade on the over-the-counter market by the OTC Markets Group Inc. (“OTC Markets”) under the symbol VRRMW.

As partial consideration for the Business Combination and pursuant to certain related transactions, the former majority securities holder of Greenlight Holding II Corporation, the Platinum Stockholder, and its affiliates including Platinum Equity, LLC (together with the Platinum Stockholder and its sponsored funds and other affiliated private equity vehicles “Platinum Equity”), received newly issued shares of Class A Common Stock constituting approximately 34% of our issued and outstanding shares of Class A Common Stock.

In connection to the Business Combination, we additionally entered into an investor rights agreement with the Platinum Stockholder (the “Investor Rights Agreement”). Pursuant to the Investor Rights Agreement, subject to certain ownership thresholds, the Platinum Stockholder has the right to nominate up to three directors to our Board and, so long as one of the Platinum Stockholder’s nominees is elected as a director, one such nominee shall serve as the Chairman of the Board. Neither of the Class I director nominees listed in Proposal No. 1 is a Platinum Stockholder nominee.

Board of Directors and Corporate Governance

Corporate Governance

We believe that good corporate governance helps ensure that Verra Mobility is managed for the long-term benefit of our stockholders. We have adopted corporate governance guidelines, which provide a foundation for the governance of Verra Mobility as a whole and describe the principles and practices that our Board follows in carrying out its responsibilities. Our corporate governance guidelines address, among other things:

▪	composition, structure and policies of our Board and its committees;
▪	determination of director qualifications;
▪	expectations and responsibilities of directors;
▪	management succession planning;
▪	evaluation of performance of our Board and each of its committees;
▪	principles of director compensation; and
▪	communications with stockholders and non-management directors.

Our corporate governance guidelines will be reviewed by our nominating and corporate governance committee from time to time to ensure that they effectively promote the best interests of both Verra Mobility and our stockholders and that they comply with applicable laws, regulations and Nasdaq requirements.

Code of Business Ethics and Conduct

We have adopted a code of business ethics and conduct applicable to all of our directors, officers (including our principal executive officer, principal financial officer and principal accounting officer) and employees. Our code of business ethics and conduct is available on our investor relations website (http://ir.verramobility.com/corporate-governance/governance-highlights) in the “Governance Highlights” section. In the event that we amend or waive certain provisions of our code of business ethics and conduct applicable to our principal executive officer, principal financial officer or principal accounting officer that require disclosure under applicable SEC rules, we will disclose the same on our website.

Business Combination

Prior to the Business Combination, our Board consisted of four directors including two directors, Alec Gores and William Patton, who resigned their positions upon the closing of the Business Combination, and two directors, Randall Bort and Jeffrey Rea, who continued to serve on our Board as Class I directors following the Business Combination. Pursuant to the Investor Rights Agreement, the Platinum Stockholder designated our Chief Executive Officer, David Roberts, as a Class II director nominee and two representatives of the Platinum Stockholder, Jacob Kotzubei and Bryan Kelln, as Class III director nominees. Our Board additionally nominated Jay Geldmacher and John Rexford as Class II directors. In connection with the Business Combination, all of the aforementioned director nominees were elected to our Board at a special meeting of the stockholders on October 16, 2018.

Director Independence

Our Class A Common Stock is listed on Nasdaq. Under the listing requirements and rules of Nasdaq, independent directors must comprise a majority of our Board. In addition, the rules of Nasdaq require that, subject to specified exceptions, each member of a listed company’s audit, compensation and nominating and corporate governance committees be independent. Under Nasdaq rules, a director will only qualify as an “independent director” if, in the opinion of that company’s board of directors, that person does not have a relationship that would interfere with the exercise of independent judgment in carrying out the responsibilities of a director. Compensation committee members must not have a relationship with the company that is material to that director’s ability to be independent from management in connection with the duties of a compensation committee member. Additionally, audit committee members must also satisfy the independence criteria set forth in Rule 10A-3 under the Exchange Act. To be considered independent for purposes of Rule 10A-3, a member of an audit committee of a listed company may not, other than in his or her capacity as a member of the audit committee, the board of directors or any other board committee accept, directly or indirectly, any consulting, advisory or other compensatory fee from the listed company or any of its subsidiaries or be an affiliated person of the listed company or any of its subsidiaries.

Our Board has undertaken a review of its composition, the composition of its committees and the independence of each director. Based upon information requested from and provided by each director concerning his background, employment and affiliations, including family relationships, our Board has determined that other than Jacob Kotzubei, Bryan Kelln and David Roberts, none of our directors has any relationship that would interfere with the exercise of independent judgment in carrying out the responsibilities of a director and that such directors are “independent” as that term is defined under the applicable rules and regulations of the SEC and the listing requirements and rules of Nasdaq. Jacob Kotzubei and Bryan Kelln are not independent because of their affiliations with Platinum Equity and the Platinum Stockholder. David Roberts is not independent given his position as our President and Chief Executive Officer. Accordingly, a majority of our directors are independent, as required under applicable Nasdaq listing rules. In making this determination, our Board broadly considered all relevant facts and circumstances, including information provided by the directors and by us with regard to each director’s business and personal activities as they may relate to us and our management. There are no family relationships among any of the directors or executive officers.

Board of Directors Leadership

In accordance with our corporate governance guidelines, we currently separate the roles of Chief Executive Officer and Chairman of the Board. These positions are currently held by David Roberts, as our President and Chief Executive Officer, and Jacob Kotzubei, as Chairman of our Board. We believe this leadership structure is appropriate for our Company due to the differences between the two roles. The President and Chief Executive Officer is responsible for setting our strategic direction, providing day-to-day leadership and managing our business, while the Chairman provides guidance to the President and Chief Executive Officer, chairs meetings of the Board, sets the agendas for meetings of our Board and provides information to the members of our Board in advance of such meetings. As a result of this leadership structure, our President and Chief Executive Officer is able to focus on developing and implementing our business strategies and objectives, and the Chairman is able to provide independent oversight and serve as an independent liaison between our management and the members of our Board. Due to Jacob Kotzubei’s extensive executive leadership experience, we believe Jacob Kotzubei is well-suited to serve in his role as Chairman.

Executive Sessions of Non-Employee Directors

To encourage and enhance communication among non-employee directors, and as required under applicable Nasdaq rules, our corporate governance guidelines provide that the non-employee directors will meet in executive sessions without management directors or company management on a periodic basis but no less than once a year. The presiding director at executive sessions of non-employee directors is the presiding independent director as elected by the independent directors, or another non-employee director otherwise designated by the non-employee directors.

Communications with our Board of Directors

Stockholders or interested parties who wish to communicate with our Board or with an individual director may do so by mail to our Board or the individual director, care of our General Counsel at 1150 North Alma School Road, Mesa, Arizona 85201. The communication should indicate that it contains a stockholder or interested party communication. In accordance with our corporate governance guidelines, all such communication will be reviewed by the General Counsel, in consultation with appropriate directors as necessary, and, if appropriate, will be forwarded to the director or directors to whom the communications are addressed or, if none are specified, to the Chairman of our Board.

Committees of our Board of Directors

Our Board has established an audit committee, a compensation committee and a nominating and corporate governance committee which have the composition and responsibilities described below. Our Board may establish other committees to facilitate the management of our business. Copies of the charters of our audit, compensation, and nominating and corporate governance committees are available in the “Governance Highlights” section of our investor relations website (http://ir.verramobility.com/corporate-governance/governance-highlights). Members serve on these committees until their resignation or until otherwise determined by our Board.

Audit Committee

Our audit committee consists of Randall Bort, Jay Geldmacher and John Rexford. Our Board has determined that Randall Bort, Jay Geldmacher and John Rexford are independent under Nasdaq listing standards and Rule 10A-3(b)(1) of the Exchange Act. The chair of our audit committee is John Rexford. Our Board has determined that John Rexford is an “audit committee financial expert” within the meaning of SEC regulations. Our Board has also determined that each member of our audit committee can read and understand fundamental financial statements in accordance with applicable requirements. In arriving at these determinations, our Board has examined each audit committee member’s scope of experience and the nature of their employment in the corporate finance sector.

The primary purpose of our audit committee is to discharge the responsibilities of our Board with respect to our accounting, financial and other reporting and internal control practices and to oversee our independent registered accounting firm. Specific responsibilities of our audit committee include:

▪	appointing a registered public accounting firm for the purpose of preparing an audit report or performing other audit, review or attest services for us;
▪	evaluating the independence and performance of the registered public accounting firm;
▪	reviewing and discussing with the independent auditors their annual audit plan, including the timing and scope of audit activities;
▪	pre-approving audit and permissible non-audit services;
▪	reviewing the adequacy and effectiveness of our accounting and internal control policies and procedures on a regular basis;
▪	discussing guidelines and policies governing the process by which our senior management assess and manage our exposure to risk;
▪	establishing and implementing policies relating to related party transactions;
▪

establishing procedures for the receipt, retention and treatment of complaints received by us and the confidential, anonymous submission by our employees of concerns regarding questionable accounting or auditing matters;

▪	reviewing our program to monitor compliance with our code of business ethics and conduct; and
▪

reviewing significant deficiencies and material weaknesses in the design or operation of internal control over financial reporting which are reasonably likely to adversely affect our ability to record, process, summarize and report financial information.

Compensation Committee

Our compensation committee consists of Randall Bort and Jeffrey Rea. The chair of our compensation committee is Jeffrey Rea. Our Board has determined that both members of our compensation committee are independent under Nasdaq listing standards, are “non-employee directors” as defined in Rule 16b-3 promulgated under the Exchange Act and are “outside directors” as that term is defined in Section 162(m) of the Internal Revenue Code of 1986. Our compensation committee may form subcommittees of at least two members for any purpose that the committee deems appropriate and may delegate to such subcommittees such power and authority as the committee deems appropriate except such power or authority that is required by any law, regulation or listing standard to be exercised by the compensation committee as a whole.

The purpose of our compensation committee is to discharge the responsibilities of our Board to oversee our compensation and employee benefit plans and practices. Specific responsibilities of our compensation committee include:

▪	evaluating and determining the compensation of our executive officers;
▪	reviewing and recommending to our Board the compensation of our directors;
▪	reviewing our executive compensation plan and recommending that our Board amend these plans if deemed appropriate;
▪

reviewing our general compensation plan and other employee benefit plans, including incentive-compensation and equity-based plans and recommending that our Board amend these plans if deemed appropriate;

▪	reviewing and approving any severance or termination arrangements to be made with any of our executive officers; and
▪	reviewing the goals and objectives of our general compensation plans and other employee benefit plans.

Compensation Committee Interlocks and Insider Participation

Our compensation committee is comprised of Randall Bort and Jeffrey Rea, neither of whom is or has been an officer or employee of the Company. None of our executive officers currently serves, or during fiscal 2018 has served, as a member of the compensation committee or director (or other board committee performing equivalent functions or, in the absence of any such committee, the entire Board) of any entity that has one or more executive officers serving on our compensation committee or our Board.

Nominating and Corporate Governance Committee

Our nominating and corporate governance committee consists of Jay Geldmacher and John Rexford. The chair of our nominating and corporate governance committee is Jay Geldmacher. Each member of our nominating and corporate governance committee is independent within the meaning of applicable listing standards, is a non-employee director and is free from any relationship that would interfere with the exercise of his independent judgment, as determined by our Board in accordance with the applicable Nasdaq listing standards.

The purpose of our nominating and corporate governance committee includes identifying and recommending to our Board the director nominees for the next annual meeting and developing and recommending the corporate governance guidelines and policies to our Board. Specific responsibilities of our nominating and corporate governance committee include:

▪	establishing criteria for the selection of new directors to serve on our Board;
▪	identifying and evaluating candidates for nomination on our Board;
▪	recommending the membership composition of the committees of our Board;
▪	recommending changes regarding corporate governance matters including changes to our certificate of incorporation and bylaws;
▪	reviewing compliance with Nasdaq’s corporate governance listing requirements;
▪	reviewing and reassessing the adequacy of our code of business ethics and conduct; and
▪	overseeing annual evaluations of our Board.

Board of Directors and Committee Meetings and Attendance

Our Board is responsible for the oversight of our management and our strategy and for establishing corporate policies. Our Board and its committees meet throughout the year on a regular schedule, and also hold special meetings and act by written consent from time to time.

Our Board met six times during our last fiscal year prior to the Business Combination and met twice and acted by unanimous written consent once following the Business Combination. Our audit committee met three times during our last fiscal year prior to the Business Combination and met once and acted by unanimous written consent once following the Business Combination. Our compensation committee met once during our last fiscal year prior to the Business Combination and met twice and acted by unanimous written consent three times following the Business Combination. Our nominating and corporate governance committee met once following the Business Combination. (This committee was not formed until after the Business Combination.) During our last fiscal year, each director attended 75% or more of the aggregate of the meetings of our Board and of the committees on which he served.

We encourage our directors and nominees for director to attend our annual meeting of stockholders. In lieu of a regular annual meeting of stockholders in 2018, we held a special meeting in October 2018 to approve the Business Combination. None of our directors attended the special meeting.

Risk Oversight

Our Board oversees an enterprise-wide approach to risk management, designed to support the achievement of organizational objectives, including strategic objectives, to improve long-term organizational performance, and to enhance stockholder value. A fundamental part of risk management is not only understanding the most significant risks a company faces and what steps management is taking to manage those risks but also understanding what level of risk is appropriate for a given company. Our Board, as a whole, determines the appropriate level of risk for us, assesses the specific risks that we face and reviews management’s strategies for adequately mitigating and managing the identified risks. Although our Board administers this risk management oversight function, the committees of our Board support our Board in discharging its oversight duties and addressing risks inherent in their respective areas.

Our audit committee has the responsibility to consider and discuss our major financial risk exposures and the steps our management has taken to monitor and control these exposures, including guidelines and policies to govern the process by which risk assessment and management is undertaken. Our audit committee monitors compliance with legal and regulatory requirements. Our audit committee also monitors management’s preparedness for and responses to data security incidents. Our nominating and corporate governance committee monitors the effectiveness of our corporate governance guidelines. Our compensation committee assesses and monitors whether our compensation philosophy and practices have the potential to encourage excessive risk taking and evaluates compensation policies and practices that could mitigate such risks.

At periodic meetings of our Board and its committees, management reports to and seeks guidance from our Board and its committees with respect to the most significant risks that could affect our business, such as legal risks and financial, tax and audit related risks. In addition, among other matters, management provides our audit committee periodic reports on our compliance programs and practices.

Nominations Process and Director Qualifications

Nomination to our Board of Directors

Candidates for nomination to our Board are selected by our Board based on the recommendation of our nominating and corporate governance committee in accordance with the committee’s charter, our policies, our certificate of incorporation and bylaws, our corporate governance guidelines, and the criteria adopted by our Board regarding director candidate qualifications. In recommending candidates for nomination, our nominating and corporate governance committee considers candidates recommended by directors, officers, and employees, as well as candidates that are properly submitted by stockholders in accordance with our policies and bylaws, using the same criteria to evaluate all such candidates. Evaluations of candidates generally involve a review of background materials, internal discussions and interviews with selected candidates as appropriate and, in addition, our nominating and corporate governance committee may engage consultants or third-party search firms to assist in identifying and evaluating potential nominees.

Additional information regarding the process for properly submitting stockholder nominations for candidates for membership on our Board is set forth above under “Questions and Answers About these Proxy Materials and Voting.”

Director Qualifications

With the goal of developing an experienced and highly qualified board of directors, our nominating and corporate governance committee is responsible for developing and recommending to our Board the desired qualifications, expertise and characteristics of members of our Board, including qualifications that the committee believes must be met by a committee-recommended nominee for membership on our Board and specific qualities or skills that the committee believes are necessary for one or more of the members of our Board to possess.

In addition to the qualifications, qualities, and skills that are necessary to meet U.S. legal, regulatory and Nasdaq listing requirements and the provisions of our certificate of incorporation, bylaws, corporate governance guidelines and charters of the board committees, our nominating and corporate governance committee considers the following qualifications for any nominee for a position on our Board: (i) experience in corporate governance, such as an officer or former officer of a publicly held company, (ii) experience in, and familiarity with, our business and industry, (iii) experience as a board member of another publicly held company, (iv) personal and professional character, integrity, ethics and values, (v) practical and mature business judgment, including the ability to make independent analytical inquiries, (vi) academic expertise in an area of our operations and (vii) background in financial and accounting matters. Our Board and nominating and corporate governance committee believe that an experienced and highly qualified board of directors fosters a robust, comprehensive and balanced decision-making process for the continued effective functioning of our Board and our success. Accordingly, through the nomination process, our nominating and corporate governance committee seeks to promote board membership that reflects diversity, factoring in gender, race, ethnicity, differences in professional background, education, skill, and experience, and other individual qualities and attributes that contribute to the total mix of viewpoints and experience. Our nominating and corporate governance committee evaluates the foregoing factors, among others, and does not assign any particular weighting or priority to any of the factors.

MATTERS TO COME BEFORE THE ANNUAL MEETING

PROPOSAL 1:

Election of Directors

Our Board has nominated Cynthia Russo and Douglas Davis to serve, and each has agreed to stand for election at the meeting, as a Class I director.

Our Board consists of seven members. At each annual meeting of stockholders, the successors to directors whose terms then expire will be elected to serve from the time of election until the third annual meeting following the election. Our directors are divided into the three classes as follows:

▪

Class I directors: Randall Bort and Jeffrey Rea, whose terms will expire at the Annual Meeting and have notified us and our Board of their decision not to stand for reelection at the Annual Meeting. Cynthia Russo and Douglas Davis, if elected at this Annual Meeting, will serve until their term expires at the annual meeting of stockholders to be held in 2022 and until their successors have been duly elected, or if sooner, until their death, resignation or removal;

▪	Class II directors: Jay Geldmacher, John Rexford and David Roberts, whose terms will expire at the annual meeting of stockholders to be held in 2020; and
▪	Class III directors: Bryan Kelln and Jacob Kotzubei, whose terms will expire at the annual meeting of stockholders to be held in 2021.

The division of our Board into three classes with staggered three-year terms may delay or prevent a change of our management or a change in control.

Vote Required

Directors are elected by a plurality of the votes cast by the stockholders present in person or represented by proxy and entitled to vote on the election of directors. Accordingly, the two nominees receiving the highest number of affirmative votes will be elected. Shares represented by executed proxies will be voted, if authority to do so is not withheld, for the election of the nominee named above. If such nominee becomes unavailable for election as a result of an unexpected occurrence, shares that would have been voted for that nominee will instead will be voted for the election of a substitute nominee proposed by our Board.

Nominees

Our nominating and corporate governance committee seeks to assemble a board of directors that, as a group, can best perpetuate the success of the business and represent stockholder interests through the exercise of sound judgment using its qualifications and experience in various areas. To that end, the committee has identified and evaluated nominees in the broader context of our Board’s overall composition, with the goal of recruiting members who complement and strengthen the skills of other members and who also exhibit integrity, collegiality, sound business judgment and other qualities deemed critical to effective functioning of our Board.

The following table sets forth, for the Class I nominees and our other directors who will continue in office after the Annual Meeting, their ages and position/office held with us as of the date of this proxy statement:

Name	Age	Position/Office Held with Verra Mobility Corporation
Class I directors for election at this annual meeting of stockholders
Cynthia Russo	49	Director Nominee
Douglas Davis	57	Director Nominee

Class II directors whose terms expire at the annual meeting of stockholders in 2020
Jay Geldmacher(1)(2)	63	Director
John Rexford(1)(2)	62	Director
David Roberts	48	Director, President and Chief Executive Officer

Class III directors whose terms expire at the annual meeting of stockholders in 2021
Bryan Kelln	53	Director
Jacob Kotzubei	50	Director

(1)	Member of the audit committee.
(2)	Member of the nominating and corporate governance committee.

Set forth below is biographical information for the nominees and each person whose term of office as a director will continue after the meeting. This includes information regarding each director’s experience, qualifications, attributes or skills that led our Board to recommend them for board service.

Nominees for Election Until the Annual Meeting of Stockholders to be Held in 2022

Cynthia Russo, age 49, currently serves as lead director of PAR Technology Corporation (NYSE: PAR). Ms. Russo previously served as Executive Vice President and Chief Financial Officer of Cvent, Inc. (NYSE: CVT),  a cloud-based enterprise event management platform, from September 2015 to September 2018. Prior to that, Ms. Russo served in a variety of senior financial roles of increasing responsibility at MICROS Systems, Inc. (NASDAQ: MCRS), including as Executive Vice President and Chief Financial Officer from April 2010 until MICROS Systems’ acquisition by Oracle in September 2014. Ms. Russo holds a bachelor’s degree in business administration from James Madison University and is a Certified Public Accountant and Certified Internal Auditor. We believe that Ms. Russo’s significant financial accounting expertise, executive leadership and risk management experience make her well qualified to serve as a member of our Board.

Douglas Davis, age 57, currently serves as a director of Blue Pillar, Inc. and HERE Technologies, where he also chairs the nominating and corporate governance committee. Mr. Davis previously held various positions of increasing responsibility at Intel Corporation from 1984 to 2019, most recently as Senior Vice President of the Automated Driving Group and Senior Vice President and General Manager of the Internet of Things Solutions Group. Mr. Davis holds a bachelor’s degree in electrical engineering from New Mexico State University and an MBA from W.P. Carey Graduate School of Business at Arizona State University. We believe that Mr. Davis’ significant technological expertise and operational experience make him well qualified to serve as a member of our Board.

Our Board recommends a vote FOR each of the Class I director nominees to elect them to our Board.

Directors Continuing in Office Until the 2020 Annual Meeting of Stockholders

Jay Geldmacher, age 63, has served as a member of our Board since the consummation of the Business Combination. Mr. Geldmacher currently serves as director and compensation committee member of Seagate Technology PLC (Nasdaq: STX). Mr. Geldmacher also serves as an Executive Advisory Council member of Vertiv Co., formerly known as Emerson Network Power (“Emerson”), and as President and Chief Executive Officer of Artesyn Embedded Technologies, Inc., formerly the Embedded Computing & Power Group of Emerson. Mr. Geldmacher also served as a director of Owens-Illinois Inc. (NYSE: OI) from 2008 to 2015. Mr. Geldmacher holds a bachelor’s degree from the University of Arizona and an MBA from the University of Chicago. Mr. Geldmacher’s significant technological and operational expertise and experience makes him well qualified to serve as a member of our Board.

John Rexford, age 62, has served as a member of our Board since the consummation of the Business Combination. Mr. Rexford is the Managing Director of Ramona Park Consulting LLC, which he founded in 2016. Mr. Rexford also serves as director, audit committee chairman, and compensation committee member of Exela Technologies (NASDAQ CM: XELA). Mr. Rexford has over 36 years of finance experience that includes serving as Global M&A Head from 2010 to 2015 at Xerox Corporation (NYSE: XRX) and serving in various positions at Affiliated Computer Services, Inc. (which was acquired by Xerox Corporation), including Chief Financial Officer from 2006 to 2007. Mr. Rexford holds a bachelor’s degree in business administration from Southern Methodist University and an MBA from the Cox School of Business at Southern Methodist University. We believe that Mr. Rexford’s significant finance experience and financial expertise make him well qualified to serve as a member of our Board.

David Roberts, age 48, has served as a member of our Board since the consummation of the Business Combination on October 17, 2018. Mr. Roberts is the President and CEO of Verra Mobility. In such capacity, Mr. Roberts has established a high performing company that embraces consistent financial performance, market leadership and culture as the driver of performance. Prior to joining Verra Mobility, Mr. Roberts was President and CEO of BillingTree, a multi-channel electronic payment platform and President and CEO of Equity Methods, an employee stock option valuation software and services company which was later sold to Bank of America Merrill Lynch. Mr. Roberts earned a BBA at Baylor University at the Hankamer School of Business and an MBA from the University of Chicago Booth School of Business with concentrations in Finance and Strategy. Mr. Roberts has served as an Adjunct Professor at the W.P. Carey Graduate School of Business at Arizona State University. Mr. Roberts currently serves as an adviser for the Arizona Feed My Starving Children Leadership Committee.

Directors Continuing in Office Until the 2021 Annual Meeting of Stockholders

Bryan Kelln, age 52, has served as a member of our Board since the consummation of the Business Combination. Mr. Kelln is a Partner at Platinum Equity and serves as the President of Portfolio Operations, a group responsible for overseeing the business strategy and operations of Platinum Equity’s portfolio companies. Mr. Kelln also currently serves as a director of Key Energy Services, Inc. (NYSE: KEG). Prior to joining Platinum Equity in 2008, Mr. Kelln held senior operations roles at a number of companies including Nortek, Inc., Jacuzzi, Inc., RockShox, Inc. and General Cable Corporation (NYSE: BGC). Mr. Kelln holds a bachelor’s degree, summa cum laude, from Washington State University and an MBA from the Fisher College of Business at Ohio State University. We believe that Mr. Kelln’s extensive operational and strategic planning experience makes him well qualified to serve as a member of our Board.

Jacob Kotzubei, age 50, has served as a member of our Board since the consummation of the Business Combination. Mr. Kotzubei is a Partner at Platinum Equity and currently serves as a member of their Investment Committee. He also serves as an officer and director of various portfolio companies of Platinum Equity. Mr. Kotzubei is currently a director of Key Energy Services, Inc. (NYSE: KEG), KEMET Corporation (NYSE: KEM) and Ryerson Holding Corporation (NYSE: RYI). Prior to joining Platinum Equity in 2002, Mr. Kotzubei worked for Goldman Sachs’ Investment Banking Division and as a Mergers and Acquisitions attorney at Sullivan & Cromwell LLP in New York City. Mr. Kotzubei holds a bachelor’s degree from Wesleyan University and a J.D. from Columbia University School of Law. Mr. Kotzubei’s experience in executive management oversight, private equity, capital markets and transactional matters has led our Board to conclude that he has the expertise necessary to serve as a member of our Board.

Non-Employee Director Compensation

We compensate our non-employee directors with a combination of cash and equity in the form of restricted stock units (“RSUs”). David Roberts, our President and Chief Executive Officer, also serves as a director and we compensate Mr. Roberts solely for serving as our President and Chief Executive Officer - see “Executive Compensation” below - and do not provide additional compensation for his service as a director. The following table describes our annual compensation arrangements with our non-employee directors.

Cash(1)
Board member fee	$60,000
Committee chair fees(2)
Audit Committee	$20,000
Compensation Committee	$15,000
Nominating and Corporate Governance Committee	$10,000
Committee member fees
Audit Committee	$10,000
Compensation Committee	$7,500
Nominating and Corporate Governance Committee	$4,000
Equity
Director restricted stock unit grant(3)	$90,000

(1)	Amounts reflected in this table are annual amounts; payments are made on a quarterly basis.
(2)	Committee chairs do not receive an additional fee for being a member of the committee they chair.
(3)

The equity award has a grant date fair value of approximately $90,000 and vests in full on the earlier of (a) the date immediately preceding the date of the next annual stockholder meeting following the grant or (b) one year from the grant date.

The following table provides information for all compensation awarded to, earned by or paid to each person who served as a non-employee director in the fiscal year ending December 31, 2018. Mr. Roberts is not included in the table below because he did not receive additional compensation for his service as a director. The compensation received by Mr. Roberts as an employee is shown below in “Executive Compensation-Summary Compensation Table.”

The following table sets forth information concerning the compensation earned by or paid to our non-employee directors during fiscal 2018.

Name	Fees Earned or Paid in Cash ($)(1)	Stock Awards ($)(2)	Total ($)
Randall Bort	19,375	89,995	109,370
Jeffrey Rea	18,750	89,995	108,745
Jay Geldmacher	20,000	89,995	109,995
John Rexford	21,000	89,995	110,995
Bryan Kelln	15,000	89,995	104,995
Jacob Kotzubei	15,000	89,995	104,995

(1)	Amounts shown in this column reflect the total cash retainer earned by each director for board and committee service during 2018.
(2)

The aggregate dollar value of the 8,884 RSUs awarded to each non-employee director in 2018 is based on $10.13 per unit, the fair market value of our Class A Common Stock on October 23, 2018. Amounts shown in this column do not reflect dollar amounts actually received by our non-employee directors. Instead, these amounts reflect the aggregate grant date fair value of each equity award granted in 2018, computed in accordance with the provisions of Financial Accounting Standards Board (“FASB”) Accounting Standards Codification (“ASC”) Topic 718. Assumptions used in the calculation of these amounts are included in the notes to our consolidated financial statements included in our Annual Report on Form 10-K for the fiscal year ended December 31, 2018, as amended. As required by SEC rules, the amounts shown exclude the impact of estimated forfeitures related to service-based vesting conditions.

We currently reimburse our directors for their reasonable out-of-pocket expenses in connection with attending meetings of our Board and committees. We have granted equity awards to our non-employee directors as compensation for their services. All of our non-employee directors hold RSUs. In October 2018, each of the non-employee directors were granted 8,884 RSUs, which vest on the earlier of (a) the date immediately preceding the date of the next annual stockholder meeting following the grant or (b) one year from the grant date.

MATTERS TO COME BEFORE THE ANNUAL MEETING

PROPOSAL 2:

Ratification of Selection of Independent Registered Public Accounting Firm

Our audit committee has appointed E&Y as our independent registered public accounting firm for the fiscal year ending December 31, 2019 and has further directed that management submit this selection for ratification by the stockholders at the Annual Meeting. E&Y has been our independent registered public accounting firm since the consummation of the Business Combination on October 17, 2018.

Representatives of E&Y are expected to be present during the Annual Meeting, where they will be available to respond to appropriate questions and, if they desire, to make a statement. Our Board is submitting this selection as a matter of good corporate governance and because we value our stockholders’ views on our independent registered public accounting firm. Neither our bylaws nor other governing documents or law require stockholder ratification of the selection of our independent registered public accounting firm. If the stockholders fail to ratify this selection, our Board will reconsider whether or not to retain that firm. Even if the selection is ratified, our Board may direct the appointment of a different independent registered public accounting firm at any time during the year if it determines that such a change would be in our best interests and in the best interests of our stockholders.

Vote Required

An affirmative vote from holders of a majority in voting power of the shares present at the Annual Meeting or represented by proxy and entitled to vote on the proposal will be required to ratify the selection of E&Y.

Principal Accountant Fees and Services

During the period from January 1, 2017 until the Business Combination on October 17, 2018, KPMG LLP (“KPMG”) served as our independent registered public accounting firm. After the Business Combination, our audit committee approved a change in accountants and engaged E&Y as our independent registered public accounting firm.

The following table provides the aggregate fees for services provided by our independent registered public accounting firms for the fiscal years ending December 31, 2018 and December 31, 2017.

	Fiscal Year Ended December 31, 2018		Fiscal Year Ended December 31, 2017
	E&Y	KPMG	KPMG
Type of Fees	($)	($)	($)
Audit fees(1)	894,511	67,000	160,474
Audit-Related Fees(2)	—	—	—
Tax Fees(3)	61,800	—	—
Other(4)	—	1,326,200	—
Total fees	956,311	1,393,200	160,474

(1)

Audit Fees. Audit fees consist of fees billed for professional services rendered for the audit of our year-end financial statements and services that are normally provided by our independent registered public accounting firm in connection with statutory and regulatory filings. We paid $67,000 to KPMG for services provided in 2018 for services related to interim reviews and review of the proxy for the Business Combination prior to the appointment of E&Y. We paid $894,511 to E&Y for the audit of our consolidated financial statements performed after the Business Combination.

(2)

Audit Related Fees. Audit-related fees consist of fees billed for assurance and related services that are reasonably related to the performance of the audit or review of our financial statements and are not reported under “Audit Fees.” These services include attest services that are not required by statute or regulation and consultations concerning financial accounting and reporting standards. We did not pay KPMG or E&Y for audit-related fees for the period from January 1, 2017 through December 31, 2018.

(3)

Tax Fees. Tax fees consist of fees billed for tax consultation services for the Business Combination and professional services relating to tax compliance, tax planning, and tax advice. We paid $61,800 to E&Y for tax-related services in fiscal year 2018.

(4)	Other Fees. Other fees consist of fees billed for advisory services. We paid $1,326,200 to KPMG for advisory services in fiscal year 2018.

Audit Committee Approval

Our audit committee approved all of the foregoing services. The audit committee pre-approves all audit and permissible non-audit services provided by our independent registered public accounting firm. These services may include audit services, audit-related services, tax and other services. Pre-approval is generally provided for up to one year, and any pre-approval is detailed as to the particular service or category of services. Our independent registered public accounting firm and management are required to periodically report to the audit committee regarding the extent of services provided by our independent registered public accounting firm in accordance with this pre-approval, and the fees for the services performed to date. Our audit committee may also pre-approve particular services on a case-by-case basis. During 2017 and 2018 services provided by E&Y and KPMG were pre-approved by the audit committee in accordance with this policy.

Our Board recommends a vote FOR the ratification of E&Y as our independent registered public accounting firm for the fiscal year ending December 31, 2019.

Report of the Audit Committee

On behalf of our Board, our audit committee oversees the financial reporting process for which management has responsibility. Our independent registered public accounting firm, E&Y, was responsible for performing an audit of our consolidated financial statements.

The audit committee has reviewed and discussed the audited consolidated financial statements for the fiscal year ended December 31, 2018 with our management. The audit committee has discussed with its independent registered public accounting firm, E&Y, the matters required to be discussed by Auditing Standard No. 1301, Communications with Audit Committees, as issued by the Public Company Accounting Oversight Board (“PCAOB”). The audit committee has also received the written disclosures and the letter from E&Y required by applicable requirements of the PCAOB regarding the independent accountants’ communications with the audit committee concerning independence, and has discussed with E&Y its independence. Based on the foregoing, the audit committee has recommended to our Board that the audited consolidated financial statements be included in our Annual Report on Form 10-K for the fiscal year ended December 31, 2018, as amended.

The Audit Committee

John Rexford (Chair)

Randall Bort

Jay Geldmacher

The material in this report is not “soliciting material,” is not deemed “filed” with the SEC and is not to be incorporated by reference in any of our filing under the Securities Act of 1933, as amended, or the Exchange Act, whether made before or after the date hereof and irrespective of any general incorporation language in any such filing.

Security Ownership of Certain Beneficial Owners and Management

The following table sets forth certain information with respect to the beneficial ownership of our Class A Common Stock as of May 1, 2019:

▪	each of our named executive officers;
▪	each of our directors;
▪	all directors and executive officers as a group; and
▪	each person, or group of affiliated persons, known by us to beneficially own more than five percent of our Class A Common Stock.

The percentage of shares beneficially owned shown in the table is based on 158,556,642 shares of Class A Common Stock outstanding as of May 1, 2019. In computing the number of shares of capital stock beneficially owned by a person and the percentage ownership of such person, we deemed to be outstanding all shares of our capital stock subject to options held by the person that are currently exercisable or exercisable within 60 days of May 1, 2019. However, we did not deem such shares of our capital stock outstanding for the purpose of computing the percentage ownership of any other person.

Beneficial ownership is determined in accordance with the rules of the SEC and generally includes any shares over which a person exercises sole or shared voting or investment power. Unless otherwise indicated, the persons or entities identified in this table have sole voting and investment power with respect to all shares shown beneficially owned by them, subject to applicable community property laws. The information contained in the following table is not necessarily indicative of beneficial ownership for any other purpose, and the inclusion of any shares in the table does not constitute an admission of beneficial ownership of those shares. Except as otherwise noted below, the address for persons listed in the table is c/o Verra Mobility Corporation, 1150 North Alma School Road, Mesa, Arizona 85201. The information provided in the table below is based on our records, information filed with the SEC and information provided to us, except where otherwise noted.

	Shares Beneficially Owned
	Class A Common Stock
	Shares (1)	% of Voting Power(†)
5% Beneficial Owners
Entities affiliated with Platinum Equity, LLC(2)	62,391,293	39.30%
Named Executive Officers
David Roberts	222,321	*
Patricia Chiodo	—	*
Jonathan Routledge	—	*
Directors(3)
Randall Bort	33,884	*
Jeffrey Rea	33,884	*
Jay Geldmacher	8,884	*
John Rexford	18,934	*
Bryan Kelln	8,884	*
Jacob Kotzubei(4)	811,894	*
All directors and executive officers as a group (10 persons)(5)	1,138,685	*

*	Denotes less than 1%.
†	Each share of Class A Common Stock will be entitled to one vote per share.
(1)	Includes shares issuable pursuant to derivatives exercisable within 60 days after May 1, 2019.
(2)

Based on information contained in a Schedule 13D/A filed on May 1, 2019, Platinum Equity beneficially owns 62,391,293 shares of Class A Common Stock, which includes (i) 1,893,798 shares of Class A Common Stock

(converted from Class F Common Stock in connection with the Business Combination) and Warrants (as defined below) to purchase 2,611,205 shares of Class A Common Stock acquired in a distribution by Gores Sponsor II LLC to certain of its investors, including Platinum Equity, (ii) 1,646,546 shares of Class A Common Stock acquired in a private placement by us, (iii) 53,739,744 shares of Class A Common Stock held directly by PE Greenlight Holdings, LLC, issued as partial consideration pursuant to the Business Combination, and (iv) 2,500,000 shares of Class A Common Stock acquired by PE Greenlight Holdings, LLC as Earn-Out Shares (defined below) pursuant to the Business Combination, as more fully described in “—Transactions With Related Persons—Earn-Out Shares.” Neither Platinum Equity, PE Greenlight Holdings, LLC, nor any of the investors described above has the sole power to vote or direct the voting of the shares of our Class A Common Stock beneficially owned by Platinum Equity. PE Greenlight Holdings, LLC is owned by Platinum Equity Capital Partners IV, L.P. (“PECP IV”) and Platinum Greenlight Principals, LLC (“PGP”). PECP IV and PGP are ultimately controlled by Platinum Equity, LLC.  Tom Gores is the ultimate beneficial owner of Platinum Equity, LLC. Each of the foregoing may therefore be deemed to be a beneficial owner of the shares of our Class A Common Stock held by PE Greenlight Holdings, LLC. Mr. Gores is the brother of Alec Gores, our former chairman. The business address of PE Greenlight Holdings, LLC is c/o Platinum Equity Advisors, LLC, 360 North Crescent Drive, South Building, Beverly Hills, California 90210.

(3)

Shares listed for each of our non-employee directors include 8,884 shares of Class A Common Stock issuable upon the vesting of 8,884 RSUs held by each director, which will vest on the date immediately preceding the date of the Annual Meeting. See “Non-Employee Director Compensation” above.

(4)	Includes 340,861 shares of Class A Common Stock issuable upon the exercise of 340,861 Private Placement Warrants.
(5)

Includes the following 10 individuals: Randall Bort (director), Jeffrey Rea (director), Jay Geldmacher (director), John Rexford (director), Bryan Kelln (director), Jacob Kotzubei (director), David Roberts (officer and director), Patricia Chiodo (officer), Rebecca Collins (officer) and Vincent Brigidi (officer).

Executive Officers

The following is biographical information for our executive officers, as of the date of this proxy statement:

Name	Age	Position
David Roberts	48	President and Chief Executive Officer
Patricia Chiodo	53	Chief Financial Officer
Rebecca Collins	49	General Counsel
Vincent Brigidi	42	Executive Vice President, Commercial Services

David Roberts has served as Verra Mobility’s President and Chief Executive Officer since the consummation of the Business Combination and served in the same capacity at ATS since August 2014. He brings more than 24 years of management experience to Verra Mobility. Prior to Verra Mobility, from April 2012 to August 2014, Mr. Roberts was the President and Chief Executive Officer of BillingTree, a multi-channel electronic payment platform company. Prior to joining BillingTree, from August 2008 to March 2012, Mr. Roberts was a Managing Director at Bank of America Merrill Lynch, leading the Equity Plan Services business. Mr. Roberts joined Bank of America Merrill Lynch via its acquisition of Equity Methods, where he served as Chief Executive Officer.

Patricia Chiodo has served as Verra Mobility’s Chief Financial Officer since the consummation of the Business Combination and served in the same capacity at ATS since June 2015. Prior to joining Verra Mobility, Ms. Chiodo served as the Co-President and Chief Financial Officer of Origami Owl LLC from September 2013 to April 2015. Ms. Chiodo also served as a director of Acme Lift Company from March 2013 to March 2015. Prior to joining Origami Owl LLC, Ms. Chiodo was a consultant to privately held companies from May 2012 to August 2013, and was the Senior Vice President and Chief Financial Officer for RSC Holdings, Inc. from April 2010 to April 2012. Ms. Chiodo holds a bachelor’s degree in business administration from the University of Arizona.

Rebecca Collins has served as Verra Mobility’s General Counsel since the consummation of the Business Combination and served in the same capacity at ATS since May 2016. Prior to joining Verra Mobility, Ms. Collins served as General Counsel and Chief Compliance Officer at Contractor Management Services (now known as Openforce) from November 2015 to May 2016, which followed her role as Deputy General Counsel at NJOY, Inc. from August 2013 to October 2015. Prior to working at NJOY, Inc., Ms. Collins served as Senior Associate General Counsel at General Dynamics C4 Systems, where she started in May 2001. Ms. Collins holds a bachelor’s degree from the University of Pennsylvania and a J.D. from the James E. Rogers College of Law at the University of Arizona.

Vincent Brigidi has served as Verra Mobility’s Executive Vice President, Commercial Services, since January 2019, and previously served as its Executive Vice President, Emerging Markets within the Commercial Services Segment, from May 2018 to January 2019. From September 2014 to May 2018, Mr. Brigidi served as ATS’ Senior Vice President and General Manager of the Fleet Services Business Unit. Prior to joining Verra Mobility, Mr. Brigidi served as President and Chief Operating Officer at The CEI Group, which was then a PPG Industries, Inc. subsidiary, from September 2011 to September 2014. Mr. Brigidi holds a bachelor’s degree in marketing from James Madison University.

Executive Compensation

Our named executive officers, consisting of our principal executive officer and the next two most highly compensated executive officers as of December 31, 2018, were:

▪	David Roberts, President and Chief Executive Officer;
▪	Patricia Chiodo, Chief Financial Officer; and
▪	Jonathan Routledge, former Executive Vice President, Commercial Fleet Services, whose employment with us terminated on January 4, 2019.

Processes and Procedures for Compensation Decisions

Our compensation committee is responsible for the executive compensation programs for our executive officers and reports to our Board on its discussions, decisions and other actions. Our Chief Executive Officer, from time to time as necessary, makes recommendations to our compensation committee regarding short- and long-term compensation for all executive officers (other than himself) based on our results, an individual executive officer’s contribution toward these results and performance toward individual goal achievement. Our compensation committee then reviews the recommendations and other data and makes decisions as to total compensation for each executive officer, as well as each individual compensation component.

Our compensation committee is authorized, in its sole discretion, to retain the services of one or more compensation consultants, outside legal counsel and such other advisers as necessary to assist with the execution of its duties and responsibilities.

Summary Compensation Table

The following table sets forth all of the compensation awarded to, earned by or paid to our named executive officers during fiscal 2018 and 2017.

Name and Principal Position	Year	Salary ($)	Equity Awards ($)(2)	Non-Equity Incentive Plan Compensation ($)(3)	All Other Compensation ($)(4)	Total ($)
David Roberts	2018	415,384	12,009,003	519,230	7,317,709	20,261,326
President and Chief Executive Officer	2017	400,000	—	460,000	3,692,424	4,552,424
Patricia Chiodo	2018	363,174	5,891,121	204,285	3,595,269	10,053,849
Chief Financial Officer	2017	355,250	—	204,269	1,397,094	1,956,613
Jonathan Routledge(1)	2018	272,019	2,820,850	108,807	2,855,450	6,057,126
Former Executive Vice President, Commercial Fleet Services	2017	—	—	—	—	—

(1)

Mr. Routledge’s 2018 salary includes wages paid from March 1, 2018, the date of the closing of our acquisition of Highway Toll Administration, LLC (“HTA”), and December 31, 2018. Mr. Routledge’s employment with us terminated on January 4, 2019. He will receive aggregate cash payments of $344,999 during fiscal year 2019 in connection with his separation of employment, subject to his continuing compliance with the terms of his separation agreement. See the section entitled “Termination Benefits.”

(2)

Represents the grant date fair market value of RSUs granted under the Verra Mobility Corporation 2018 Equity Incentive Plan pursuant to the terms of the Merger Agreement on October 23, 2018, which vest over four years in equal annual installments. All of Mr. Routledge’s unvested RSUs were forfeited upon the termination of his employment on January 4, 2019. See the section entitled “Equity Award Inducement Grants.” These amounts reflect the grant date fair value of the awards, and do not correspond to the actual value that will be realized by the named executive officer. See the notes to our financial statements contained in our Annual Report on Form 10-K for the fiscal year ended December 31, 2018 for a discussion of all assumptions made by us in determining the FASB ASC Topic 718 values of our equity awards.

(3)

Non-equity incentive plan compensation was earned for fiscal year 2017 under the 2017 ATS Leadership Bonus Plan and was paid in the first quarter of fiscal 2018. Non-equity incentive plan compensation was earned for fiscal 2018 under the 2018 Verra Mobility Annual Incentive Bonus Plan and was paid in the first quarter of fiscal 2019.

(4)	The following table discloses each item included in the “All Other Compensation” column.

Name and Principal Position	Year	SAR Payments ($)(a)	Transaction Bonuses ($)(b)	Company Safe- Harbor Contributions to 401(k) Plan ($)	Total ($)
David Roberts	2018	—	7,306,909	10,800	7,317,709
President and Chief Executive Officer	2017	3,181,624	500,000	10,800	3,692,424
Patricia Chiodo	2018	—	3,584,469	10,800	3,595,269
Chief Financial Officer	2017	1,136,294	250,000	10,800	1,397,094
Jonathan Routledge	2018	—	2,837,349	18,101	2,855,450
Former Executive Vice President, Commercial Fleet Services	2017	—	—	—	—

(a)

The amounts in this column represent the cash payments that Mr. Roberts and Ms. Chiodo received for the stock appreciation rights granted to them under the ATS 2016 Equity Incentive Plan. These amounts were paid in 2017 in connection with the acquisition of ATS by private equity vehicles sponsored by Platinum Equity.

(b)

The 2017 amounts in this column represent a transaction bonus paid to Mr. Roberts and Ms. Chiodo in fiscal 2017 in connection with the acquisition of ATS by private equity vehicles sponsored by Platinum Equity. The 2018 amounts in this column paid to each of Mr. Roberts and Ms. Chiodo represent lump-sum payments made to each of them pursuant to performance unit termination agreements entered into in connection with the Business Combination. See the section entitled “Greenlight Holding Corporation 2018 Participation Plan.” The 2018 amount in this column paid to Mr. Routledge represents a $1,120,998 transaction bonus paid in connection with our acquisition of HTA, and a $1,716,351 lump-sum payment pursuant to a performance unit termination agreement entered into in connection with the Business Combination.

Narrative Disclosure to the Summary Compensation Table

The following is a brief description of the compensation arrangements we have with each of our named executive officers and other compensation paid to our named executive officers. As described more fully below under “Greenlight Holding Corporation 2018 Participation Plan” and “Equity Award Inducement Grants,” respectively, our named executive officers received certain lump-sum cash payments and time-vested equity awards during 2018 in connection with the Business Combination. The cash payments were made in connection with agreements our named executive officers entered into to terminate performance units each of them held under a prior participation plan that was terminated immediately prior to the Business Combination closing. The equity awards were made pursuant to the Merger Agreement, which required us, promptly following the closing of the Business Combination, to grant awards of RSUs equal to an aggregate of approximately three percent of our outstanding capital stock as of closing to certain individuals who entered into the termination agreements referenced above. The RSUs were granted as a material inducement to such individuals to continue their employment with us following the Business Combination.

Base Salary

Base salary is a fixed element within a total compensation package intended to attract and retain the talent necessary to successfully manage our business and execute our business strategies. Base salary for our named executive officers is established based on the scope of their responsibilities, taking into account relevant experience, internal pay equity, tenure and other factors deemed relevant.

Leadership Bonus Plans

During 2017, we sponsored the Verra Mobility Leadership Bonus Plan (the “2017 Bonus Plan”) for employees who were active, full-time salaried employees of Verra Mobility and who were classified as members of management. Participants in the 2017 Bonus Plan, which included Mr. Roberts and Ms. Chiodo, were eligible to receive cash bonus payments based on our performance. For fiscal year 2017, the bonus targets and maximums for Mr. Roberts and Ms. Chiodo were established as a percentage of base salary as follows:

•	David Roberts – Target of 100% and Maximum of 200% of Target
•	Patricia Chiodo – Target of 50% and Maximum of 200% of Target

Payment of annual bonuses to the plan participants was based on achievement of the EBIT performance target for the plan year, as determined by our Chief Financial Officer and approved by our Chief Executive Officer. The bonuses earned by Mr. Roberts and Ms. Chiodo for fiscal year 2017 were based on a consolidated EBIT performance target of $65,951,120.

A participant was entitled to payment under the 2017 Bonus Plan only if the actual level of performance for the plan year equaled or exceeded 80% of the EBIT target. If this threshold was met, the actual payment was based on performance against the EBIT target. Bonus payments could be made based on achievement of up to 120% for the EBIT performance metric, in which case the participant could receive up to 200% of his or her target bonus. To receive a bonus payment, a participant must have been employed by us on the date on which we actually paid bonuses under the 2017 Bonus Plan.

Verra Mobility’s consolidated EBIT performance for fiscal year 2017 was $68,489,454, which correlated to approximately 104% against the EBIT target. Based on this performance, bonus payments to Mr. Roberts and Ms. Chiodo for fiscal year 2017 were as follows:

•	David Roberts - $460,000
•	Patricia Chiodo - $204,269

During 2018, we sponsored the 2018 Verra Mobility Annual Incentive Bonus Plan (the “2018 Bonus Plan”) for employees who were active, full-time, salaried employees of Verra Mobility and who were approved for participation by our Chief People Officer and Chief Executive Officer. Participants in the 2018 Bonus Plan, which included our named executive officers, were eligible to receive cash bonus payments based on company and individual performance. For 2018, the bonus targets for the named executive officers were established as a percentage of base salary as follows:

•	David Roberts – Target of 100% and Maximum of 150% of Target
•	Patricia Chiodo – Target of 50% and Maximum of 150% of Target
•	Jonathan Routledge – Target of 40% and Maximum of 150% of Target

Payment of annual bonuses to the named executive officers was based on individual performance and achievement of the adjusted EBITDA target for the plan year, as determined by our Chief Financial Officer and approved by our Chief Executive Officer, which was $197,000,000 for 2018. The bonus earned by Mr. Routledge for fiscal year 2018 was prorated for ten months of service to Verra Mobility during 2018 (beginning with our acquisition of HTA in March 2018).

A participant was entitled to payment under the 2018 Bonus Plan only if the actual level of performance for the plan year equaled or exceeded 85% of the adjusted EBITDA target. If this threshold was met, the actual payment was based on performance against the adjusted EBITDA target. Bonus payments could be made based on achievement of up to 120% for the adjusted EBITDA performance metric, in which case the participant could receive up to 150% of his or her target bonus. To receive a bonus payment, in the absence of a separate agreement to the contrary, a participant must have been employed by us on the last day of the plan year and on the date on which we actually paid bonuses under the 2018 Bonus Plan.

Our consolidated adjusted EBITDA performance for fiscal year 2018 was approximately $197,610,000, which correlated to approximately 100% against the consolidated adjusted EBITDA target. Based on this performance, bonus payments to our NEOs were as follows:

•	David Roberts – $519,230
•	Patricia Chiodo – $204,285
•	Jonathan Routledge – $108,807 (prorated for ten months of service)

Greenlight Holding Corporation 2018 Participation Plan

Mr. Roberts and Ms. Chiodo were granted performance units in 2018 under the Greenlight Holding Corporation 2018 Participation Plan (the “Participation Plan”). These units were granted upon the termination of similar performance units previously granted in 2017. The performance units represented the right to receive a payment upon the occurrence of a “Qualifying Event” (as defined in the Participation Plan) either in the form of a cash payment or a payment in securities, depending on the type of consideration paid in connection with the Qualifying Event. In connection with the Merger Agreement, Greenlight Holding Corporation agreed to terminate the Participation Plan effective immediately prior to the closing of the Business Combination. Participants in this plan, including Mr. Roberts and Ms. Chiodo, entered into termination agreements pursuant to which they received a lump-sum payment after the closing of the Business Combination in exchange for a release of claims in favor of Greenlight Holding Corporation and its affiliates. Pursuant to their respective termination letters, Mr. Roberts received a lump-sum payment of $7,306,909, and Ms. Chiodo received a lump-sum payment of $3,584,469.

Verra Mobility Corporation 2018 Equity Incentive Plan

The Verra Mobility 2018 Equity Incentive Plan (the “2018 Equity Plan”) was approved by our stockholders on October 17, 2018, after being adopted by our Board on July 10, 2018, subject to stockholder approval. Awards made under the 2018 Equity Plan allow us to attract new key employees, to continue to retain existing key employees, directors and other service providers for our and our stockholders’ long-term benefit and to align the interests of our employees, directors and other service providers with the interests of our stockholders. The 2018 Equity Plan authorizes the compensation committee to provide incentive compensation in the form of stock options, restricted stock and stock units, performance shares and units, other stock-based awards and cash-based awards. The maximum aggregate number of shares authorized for issuance under the 2018 Equity Plan is 10,864,000 shares, and such shares shall consist of authorized but unissued or reacquired shares or any combination thereof.

RSUs granted under the 2018 Equity Plan represent rights to receive shares of our Class A Common Stock at a future date determined in accordance with the participant’s award agreement. No monetary payment is required for receipt of RSUs or the shares issued in settlement of the award, the consideration for which is furnished in the form of the participant’s services to the Company. RSUs may not be transferred by the participant. Participants have no voting rights or rights to receive cash dividends with respect to RSUs until shares of stock are issued in settlement of such awards. Unless otherwise provided by the compensation committee, a participant will forfeit any RSUs which have not vested prior to the participant’s termination of service.

Equity Award Inducement Grants

The Merger Agreement required us, promptly following the closing of the Business Combination, to grant awards of RSUs equal to approximately three percent of our outstanding capital stock as of closing to certain individuals who entered into termination agreements relating to their performance units granted under the Participation Plan. These awards of RSUs were granted as a material inducement to the employees entering into employment with us and vest ratably over four years (subject to continued employment). On October 23, 2018, we granted RSUs that vest ratably over four years to our named executive officers in the following amounts:

▪	Mr. Roberts – 1,185,489 RSUs;
▪	Ms. Chiodo – 581,552 RSUs; and
▪	Mr. Routledge – 278,465 RSUs.

All of Mr. Routledge’s RSUs were forfeited upon termination of his employment with us on January 4, 2019. See “Outstanding Equity Awards as of December 31, 2018” below.

Employment, Severance and Change in Control Agreements

We have provided offer letters to Mr. Roberts and Ms. Chiodo. The offer letters generally provide for at-will employment and set forth the executive officer’s initial base salary and target bonus. Pursuant to the offer letters, Mr. Roberts and Ms. Chiodo are eligible for termination benefits, which provide for certain employee benefits upon a qualifying termination of employment. In addition, Mr. Roberts and Ms. Chiodo have each executed our standard proprietary information and inventions agreement. The terms of Mr. Routledge’s employment with us were governed by his offer letter from HTA, which we acquired in March 2018, such terms of employment are described below. Mr. Routledge also executed a proprietary information and inventions agreement with HTA, the terms of which continued to apply after our acquisition of HTA. Upon the termination of his employment with us on January 4, 2019, we entered into a separation agreement with Mr. Routledge that provided certain severance benefits, as described below under “Termination Benefits.” See “Outstanding Equity Awards as of December 31, 2018” below for a presentation of equity awards held by our named executive officers.

David Roberts

Under the terms of his offer letter, dated June 27, 2014 and subsequently amended on December 22, 2014, Mr. Roberts is entitled to receive an annual base salary of $400,000, subject to periodic review and adjustment. He is also eligible to participate in our cash-based bonus plan and receive a cash bonus payment equal to a target level of 100% of his base salary based upon our financial achievement and his performance. The offer letter further provides that Mr. Roberts is eligible to participate in our health and welfare benefit plans and retirement plan. Mr. Roberts’ offer letter provides for severance payments upon his termination of employment, as summarized below under “Termination Benefits.”

Patricia Chiodo

Under the terms of her offer letter, dated May 13, 2015 and subsequently amended on June 1, 2015, Ms. Chiodo is entitled to receive an annual base salary of $350,000, subject to periodic review and adjustment. She is also eligible to participate in our cash-based bonus plan and receive a cash bonus payment equal to a target level of 50% of her base salary based upon our financial achievement and her performance. The offer letter further provides that Ms. Chiodo is eligible to participate in our health and welfare benefit plans and retirement plan. Ms. Chiodo’s offer letter provides for severance payments upon her termination of employment, as summarized below under “Termination Benefits.”

Jonathan Routledge

Under the terms of his offer letter from HTA, dated January 27, 2016, the terms of which continued to govern his employment with us after our acquisition of HTA, Mr. Routledge was entitled to receive an annual base salary of $230,000. He was also eligible to participate in our health and welfare benefit plans and retirement plan. Upon the termination of Mr. Routledge’s employment with us on January 4, 2019, we entered into a separation and release agreement with Mr. Routledge, the terms of which are summarized below under “Termination Benefits.”

Retirement Benefits

Other than benefits under our 401(k) plan, we have not provided our named executive officers with any retirement benefits.

Termination Benefits

David Roberts

Pursuant to the terms of his offer letter, Mr. Roberts is eligible to receive continuing payments of his base salary and the cost of his medical benefits for a period of 24 months following a termination of his employment by Verra Mobility for reasons other than cause. Additionally, in the event of Mr. Roberts’ resignation for “Good Reason,” he would be eligible to receive the same payments and benefits for a period of 24 months or until Mr. Roberts finds alternate employment (whichever occurs first). Such severance payments and benefits are subject to Mr. Roberts’ execution of a release in our favor, and compliance with non-disparagement and cooperation covenants. For the purposes of Mr. Roberts’ offer letter, “Good Reason” is defined as a change in authority, duties, responsibilities, reporting lines, or other action by us resulting in a diminution of, or a material alteration to, Mr. Roberts’ position.

Patricia Chiodo

Pursuant to the terms of her offer letter, Ms. Chiodo is eligible to receive continuing payments of her base salary and the cost of her medical benefits for a period of 12 months following a termination of her employment by Verra Mobility for reasons other than cause. Additionally, in the event of Ms. Chiodo’s resignation for “Good Reason,” she would be eligible to receive the same payments and benefits for a period of 12 months or until Ms. Chiodo finds alternate employment (whichever occurs first). Such severance payments and benefits are subject to Ms. Chiodo’s execution of a release in our favor, and compliance with non-disparagement and cooperation covenants. For the purposes of Ms. Chiodo’s offer letter, “Good Reason” is defined as a change in authority, duties, responsibilities, reporting lines, or other action by us resulting in a diminution of, or a material alteration to, Ms. Chiodo’s position.

Jonathan Routledge

Upon the termination of Mr. Routledge’s employment with us on January 4, 2019, we entered into a separation and release agreement with him (the “Separation Agreement”), under which we agreed to continue payments of Mr. Routledge’s base salary for a period of 12 months following his termination date and the cost of his and his eligible dependents’ medical benefits for a period of up to six months following his termination date. The payment of Mr. Routledge’s salary continuation will end on the earlier of (a) Mr. Routledge’s breach of any of his obligations under the Separation Agreement or (b) the end of the 12-month period following the commencement of the salary continuation. The payment of Mr. Routledge’s medical benefits will end on the earlier of (a) the date Mr. Routledge becomes eligible through subsequent employment to participate in a group healthcare plan, (b) Mr. Routledge’s breach of any of his obligations under the Separation Agreement or (c) the end of the six-month period following termination of his employment. Under the Separation Agreement, we also agreed to pay Mr. Routledge his cash bonus earned during 2018, calculated pursuant to the terms of the 2018 Bonus Plan and then prorated to include only his ten months of service to Verra Mobility following our acquisition of HTA, such payment to occur on the date such bonuses are paid to other participants in the 2018 Bonus Plan. The Separation Agreement conditions all payments made thereunder on, among other things, Mr. Routledge’s full release of any and all claims against us, his compliance with non-disparagement and cooperation covenants, and his compliance with his post-employment restrictions regarding our customers, competitors and employees as contained in the confidentiality agreement he executed with HTA on April 25, 2016. The confidentiality agreement prohibits Mr. Routledge from, for a period of one year from the date of his termination, (1) owning or working for any of our competitors within the United States and (2) soliciting any of our employees or customers.

Outstanding Equity Awards as of December 31, 2018

The following table presents information regarding outstanding equity awards held by our named executive officers as of December 31, 2018. All awards were granted under our 2018 Equity Incentive Plan.

	Equity Awards
Name	Grant Date	Vesting Commencement Date	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights That Have Not Vested(1) (#)	Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights That Have Not Vested ($)(2)
David Roberts	10/23/2018	10/23/2019	1,185,489	11,570,373
Patricia Chiodo	10/23/2018	10/23/2019	581,552	5,675,948
Jonathan Routledge(3)	10/23/2018	10/23/2019	278,465	2,717,818

(1)

Each RSU represents a contingent right to receive one share of our Class A Common Stock. The RSUs vest in four equal annual installments beginning on October 23, 2019. Vested shares will be delivered on each settlement date.

(2)	The aggregate dollar value of the RSUs is based on $9.76 per unit, the fair market value of our Class A Common Stock on December 31, 2018.
(3)	All of Mr. Routledge’s unvested RSUs were forfeited upon termination of his employment with us on January 4, 2019.

Equity Compensation Plan Information

The following table summarizes information about our equity compensation plans as of December 31, 2018. All outstanding awards relate to our Class A Common Stock.

Plan Category	Number of Securities to be Issued upon Exercise of Outstanding Options, Warrants and Rights		Weighted Average Exercise Price of Outstanding Options, Warrants and Rights	Number of Securities Remaining Available for Future Issuances under Equity Compensation Plans (excluding securities in column (a))
Equity compensation plans approved by security holders	4,437,076	(1)	N/A	6,426,924	(2)
Equity compensation plans not approved by security holders	—		N/A	—
Total	4,437,076	(1)	N/A	6,426,924	(2)

(1)	Represents RSUs outstanding under our 2018 Equity Plan as of December 31, 2018.
(2)

Represents shares of our Class A Common Stock available for issuance under our 2018 Equity Plan as of December 31, 2018. Awards available for grant under our 2018 Equity Plan include stock options, stock appreciation rights, restricted stock, restricted stock units, and performance awards.

Transactions With Related Persons

The following is a summary of transactions, since the beginning of our last fiscal year, to which we have been a participant, in which the amount involved exceeded or will exceed $120,000 and in which any of our directors, executive officers or holders of more than five percent of our capital stock, or any member of the immediate family of the foregoing persons, had or will have a direct or indirect material interest.

Investor Rights Agreement

We are a party to the Investor Rights Agreement with the Platinum Stockholder, pursuant to which the Platinum Stockholder has the right to nominate up to three directors. If one of the Platinum Stockholder’s nominees is elected, one of the Platinum Stockholder’s nominees will serve as the Chairman of our Board, and the Platinum Stockholder will have the right to appoint one representative to each committee of our Board. The Platinum Stockholder’s right to nominate directors is subject to its ownership percentage of the total outstanding shares of our Class A Common Stock. If the Platinum Stockholder holds: (i) 25% or greater of our outstanding Class A Common Stock, it has the right to nominate three directors; (ii) less than 25% but greater than or equal to 15% of our outstanding Class A Common Stock, it has the right to nominate two directors; (iii) less than 15% but greater than or equal to five percent of our outstanding Class A Common Stock, it has the right to nominate one director; and (iv) less than five percent of our outstanding Class A Common Stock, it has no right to nominate any directors.

Registration Rights Agreement

Upon the closing of the Business Combination, we entered into a registration rights agreement with certain restricted stockholders. Pursuant to the terms of the registration rights agreement, (a) any outstanding shares of Class A Common Stock or any of our other equity securities (including the Private Placement Warrants (defined below) and including shares of Class A Common Stock issued or issuable upon the exercise of any other equity security) held by a restricted stockholder as of the date of the agreement or thereafter acquired by a restricted stockholder (including the shares of Class A Common Stock issued upon exercise of any Private Placement Warrants) and shares of Class A Common Stock issued or issuable as Earn-Out Shares (defined below) to certain stockholders and (b) any of our other equity securities issued or issuable with respect to any such share of common stock by way of a stock dividend or stock split or in connection with a combination of shares, recapitalization, merger, consolidation or other reorganization or otherwise, will be entitled to registration rights.

The restricted stockholders are each entitled to make up to six demands for registration, excluding short form demands, that we register shares of Class A Common Stock held by these parties. In addition, the restricted stockholders have certain “piggy-back” registration rights. We will bear the expenses incurred in connection with the filing of any registration statements filed pursuant to the terms of the registration rights agreement. We and the restricted stockholders agree in the registration rights agreement to provide customary indemnification in connection with offerings of common stock effected pursuant to the terms of the registration rights agreement.

Warrant Agreement

In connection with our IPO, we issued 13,333,333 warrants with an exercise price of $11.50 per share of Class A Common Stock (the “Public Warrants”) and 6,666,666 warrants with an exercise price of $11.50 per share of Class A Common Stock that we sold to Gores Sponsor II LLC in a private sale (the “Private Placement Warrants”).  In addition, we have filed a registration statement under the Securities Act covering the 13,333,301 shares of our Class A Common Stock that may be issued upon exercise of the outstanding Public Warrants, the 6,666,666 Private Placement Warrants, and the 6,666,666 shares of our Class A Common Stock that may be issued upon exercise of the Private Placement Warrants, and we are obligated to maintain the effectiveness of such registration statement until the Warrants expire.

The Public Warrants entitle their holders to purchase one Class A Common Stock for a purchase price of $11.50, subject to adjustments pursuant to the Warrant Agreement. The Public Warrants were listed on Nasdaq under the symbol “VRRMW”, and were removed from listing on Nasdaq on December 14, 2018 and are currently traded on the OTC Markets. As of May 1, 2019, 13,333,301 Public Warrants were outstanding. The Private Placement Warrants entitle its holders to purchase one Class A Common Stock for a purchase price of $11.50, subject to adjustments pursuant to the Warrant Agreement. As of May 1, 2019, 6,666,666 Private Placement Warrants were outstanding. The terms of the Private Placement Warrants are identical to the Public Warrants, except that such Private Placement Warrants are not redeemable by us so long as they are still held by Gores Sponsor II LLC or its permitted transferees.

Earn-Out Shares

Pursuant to our Merger Agreement, we agreed to issue up to 10,000,000 additional shares of Class A Common Stock (the “Earn-Out Shares”) to the Platinum Stockholder if either (i) the volume weighted average closing sale price of one share of Class A Common Stock on the Nasdaq exceeds certain thresholds for a period of at least 10 out of 20 consecutive trading days (the “Common Share Price”) or (ii) there is a change in control (as described in the merger agreement) in which the holders of Class A Common Stock receive a per share price in respect of their Class A

Common Stock that is equal to or greater than any such Common Share Price threshold (the “Change in Control Price”), in each case, at any time during the five-year period following the completion of the Business Combination.

On April 26, 2019, the triggering event for the issuance of the first tranche of Earn-Out Shares to the Platinum Stockholder occurred, as the volume weighted average closing price per share of the Company’s Class A Common Stock as of that date had been greater than $13.00 for 10 out of 20 consecutive trading days. As a result, we issued 2,500,000 Earn-Out Shares to the Platinum Stockholder on April 30, 2019. We will be required to issue additional Earn-Out Shares to the Platinum Stockholder as follows: (i) a one-time issuance of 2,500,000 shares if the Common Share Price or Change in Control Price is greater than $15.50; (ii) a one-time issuance of 2,500,000 shares if the Common Share Price or Change in Control Price is greater than $18.00; and (iii) a one-time issuance of 2,500,000 shares if the Common Share Price or Change in Control Price is greater than $20.50.

Tax Receivable Agreement

At the closing of the Business Combination, we entered into the Tax Receivable Agreement with the Platinum Stockholder and Greenlight as the stockholder representative. The Tax Receivable Agreement generally provides for the payment by us to the Platinum Stockholder of 50% of the net cash savings, if any, in U.S. federal, state and local income tax that we actually realize (or are deemed to realize in certain circumstances) in periods after the closing of the Business Combination as a result of the increase in the tax basis of the intangible assets of HTA which resulted from our acquisition of HTA prior to the Business Combination. We generally will retain the benefit of the remaining 50% of these cash savings.

Corporate Advisory Services Agreement

We are party to a corporate advisory services agreement with Platinum Equity Advisors, LLC (“Advisors”), pursuant to which Advisors will provide us with certain mutually agreed transactional and corporate advisory services. No fees are payable under the agreement, but we must reimburse Advisors for its out-of-pocket expenses incurred in connection with services rendered.

Employment Arrangements and Equity Grants

We have entered into offer letters with certain of our executive officers, which include certain termination benefits. For more information regarding these arrangements, see “Employment, Severance and Change of Control Agreements” above. We have granted equity awards to our executive officers and certain members of our Board. For a description of these equity awards, see the sections titled “Executive Compensation” and “Director Compensation.”

Indemnification Agreements

Our certificate of incorporation contains provisions limiting the liability of directors, and our bylaws provide that we will indemnify each of our directors and officers to the fullest extent permitted under Delaware law. In addition, we maintain standard policies of insurance under which coverage is provided (i) to our directors and officers against loss arising from claims made by reason of breach of duty or other wrongful act, while acting in their capacity as our directors and officers, and (ii) to us with respect to payments which may be made by us to such officers and directors pursuant to any indemnification provision contained in our certificate of incorporation and bylaws or otherwise as a matter of law. We have additionally entered into indemnity agreements with each of our directors and executive officers. Each indemnity agreement provides for indemnification and advancements by Verra Mobility of certain expenses and costs relating to claims, suits or proceedings arising from his or her service to us or, at our request, service to other entities, as officers or directors to the maximum extent permitted by applicable law.

Related Person Transaction Policy

Our audit committee has adopted a written policy and procedures with respect to related person transactions. Under this policy, a transaction constitutes a “related person transaction” if (i) we (or any of our subsidiaries) participate in the transaction, (ii) the transaction’s value exceeds $120,000, and (iii) a related person has or will have a direct or indirect material interest. A related person for the purposes of our policy is any of our executive officers, our directors and director nominees, beneficial owners of more than five percent of our common stock, any immediate family member of any of the foregoing persons and any person (other than a tenant or employee) sharing the household of the foregoing persons.

Our audit committee must review and approve any related person transaction before we participate in the transaction. No member of our audit committee participates in any review, consideration or approval of any related person transaction with respect to which such member or any of his or her immediate family members is the related person. Our audit committee reports any transaction that the committee has approved under this policy at each meeting of the board of directors. If we become aware of related person transactions that had not previously approved or ratified under this policy, the audit committee evaluates all options, including, but not limited to, ratification, amendment or termination of the related person transaction based on all of the relevant facts and circumstances available to the audit committee.

In reviewing a related person transaction, our audit committee considers all of the relevant facts and circumstances available, including (if applicable) but not limited to: (i) the benefits to the Company; (ii) the impact on a director’s independence in the event the related person is a director, an immediate family member of a director or an entity in which a director is a partner, shareholder or officer; (iii) the availability of other sources for comparable products or services; (iv) the terms of the transaction; and (v) the terms available to unrelated third parties or to employees generally. The audit committee approves only those related person transactions that are in, or not inconsistent with, the best interests of the Company and its stockholders, as the audit committee determines in good faith.

Section 16(a) Beneficial Ownership Reporting Compliance

Section 16(a) of the Exchange Act requires our directors and executive officers, and persons who own more than ten percent of a registered class of our equity securities, to file with the SEC initial reports of ownership and reports of changes in ownership of our Class A Common Stock and our other equity securities. Officers, directors and greater than ten percent beneficial owners are required by SEC regulation to furnish us with copies of all Section 16(a) forms they file.

To our knowledge, based solely on a review of the copies of such reports furnished to us and written representations that no other reports were required, during the fiscal year ended December 31, 2018, our officers, directors and greater than ten percent beneficial owners complied with all applicable Section 16(a) filing requirements.

Other Matters

Our Board knows of no other matters that will be presented for consideration at the Annual Meeting. If any other matters are properly brought before the meeting, it is the intention of the persons named in the associated proxy to vote on such matters in accordance with their best judgment.

We have filed our Annual Report on Form 10-K for the fiscal year ended December 31, 2018, as amended by Amendment No. 1 thereto, with the SEC. These filings are available free of charge at the SEC’s website at www.sec.gov. Stockholders can also access this proxy statement, our Annual Report on Form 10‑K and Amendment No. 1 thereto at https://ir.verramobility.com, or a copy of our Annual Report on Form 10-K for the fiscal year ended December 31, 2018, as amended, is available without charge upon written request to our Secretary at 1150 North Alma School Road, Mesa, Arizona 85201.

* * * * *

By order of the Board,

/s/ Jacob Kotzubei

Jacob Kotzubei

Chairman of the Board

Mesa, Arizona

May 9, 2019

THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED.  KEEP THIS PORTION FOR YOUR RECORDS  DETACH AND RETURN THIS PORTION ONLY  TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS:  Signature [PLEASE SIGN WITHIN BOX] Date Signature (Joint Owners) Date  To withhold authority to vote for any  individual nominee(s), mark “For All  Except” and write the number(s) of the  nominee(s) on the line below.  0 0 0  0 0 0  0  0000423801_1 R1.0.1.18  For Withhold For All  All All Except  The Board of Directors recommends you vote FOR  the following:  1. Election of Directors  Nominees  01 Douglas Davis 02 Cynthia Russo  VERRA MOBILITY CORPORATION  1150 NORTH ALMA SCHOOL ROAD  MESA, AZ 85201  VOTE BY INTERNET - www.proxyvote.com  Use the Internet to transmit your voting instructions and for electronic delivery of  information. Vote by 11:59 P.M. ET on 06/24/2019. Have your proxy card in hand when  you access the web site and follow the instructions to obtain your records and to create  an electronic voting instruction form.  ELECTRONIC DELIVERY OF FUTURE PROXY MATERIALS  If you would like to reduce the costs incurred by our company in mailing proxy materials,  you can consent to receiving all future proxy statements, proxy cards and annual reports  electronically via e-mail or the Internet. To sign up for electronic delivery, please follow  the instructions above to vote using the Internet and, when prompted, indicate that you  agree to receive or access proxy materials electronically in future years.  VOTE BY PHONE - 1-800-690-6903  Use any touch-tone telephone to transmit your voting instructions. Vote by 11:59 P.M. ET  on 06/24/2019. Have your proxy card in hand when you call and then follow the  instructions.  VOTE BY MAIL  Mark, sign and date your proxy card and return it in the postage-paid envelope we have  provided or return it to Vote Processing, c/o Broadridge, 51 Mercedes Way, Edgewood,  NY 11717.  The Board of Directors recommends you vote FOR proposal 2: For Against Abstain  2 Ratify the Appointment of independent auditors  NOTE: Such other business as may properly come before the meeting or any adjournment thereof.  Please sign exactly as your name(s) appear(s) hereon. When signing as  attorney, executor, administrator, or other fiduciary, please give full  title as such. Joint owners should each sign personally. All holders must  sign. If a corporation or partnership, please sign in full corporate or  partnership name by authorized officer.  For address change/comments, mark here.  (see reverse for instructions)

0000423801_2 R1.0.1.18  Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting: The Notice & Proxy Statement, Annual Report is/  are available at www.proxyvote.com  VERRA MOBILITY CORPORATION  Annual Meeting of Stockholders  June 25, 2019 9:00 AM  This proxy is solicited by the Board of Directors  The stockholder(s) hereby appoint(s) Rebecca Collins and Sarah Stanton, or either of them, as proxies, each with the power to appoint (his/  her) substitute, and hereby authorizes them to represent and to vote, as designated on the reverse side of this ballot, all of the shares of  Class A common stock of Verra Mobility Corporation that the stockholder(s) is/are entitled to vote at the Annual Meeting of Stockholders to be  held at 9:00 AM, MST on June 25, 2019, at the 1150 North Alma School Road, Mesa, AZ 85201, and any adjournment or postponement  thereof.  This proxy, when properly executed, will be voted in the manner directed herein. If no such direction is made, this proxy will be  voted in accordance with the Board of Directors' recommendations.  (If you noted any Address Changes and/or Comments above, please mark corresponding box on the reverse side.)  Address change/comments:  Continued and to be signed on reverse side